                                 OLD KENT BANK

                                 ("OLD KENT")
                                111 LYON STREET
                            GRAND RAPIDS, MI 49503

                         IMMEDIATE ATTENTION REQUESTED



Re: Knape & Vogt Manufacturing Company Employees' Retirement Savings Plan (the "Plan")

Dear Plan Participant:

  Enclosed for your consideration are the Offer to Purchase dated September 2, 1998, and related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") in connection with the Offer by Knape & Vogt Manufacturing Company, a Michigan corporation (the "Company") to purchase up to 1,200,000 shares (or such lesser number as are properly tendered) of its Common Stock, par value $2.00 per share ("Common Stock" or "Shares"), at prices not in excess of $22.00 nor less than $19.00 per Share, net to the seller in cash, without interest thereon, as specified by shareholders tendering their Shares upon the terms and subject to the conditions of the Offer.

  The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price, not in excess of $22.00 nor less than $19.00 per Share, net to seller in cash without interest thereon (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 1,200,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $22.00 nor less than $19.00 net per Share). All Shares properly tendered prior to the Expiration Date (as defined in the Offer to Purchase) at prices at or below the Purchase Price, and not properly properly withdrawn, will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. All Shares will be acquired at the Purchase Price.

  Enclosed with this letter are all of the materials relating to the Offer. These materials contain important information about the Offer and should be carefully reviewed.

  As you know, your individual account under the Plan may be invested in any of seven different funds, six of which are invested in assets other than Shares of the Company, and the other one of which is invested in Shares (the "Stock Fund").

  IN ACCORDANCE WITH THE TERMS OF THE PLAN, THE ADMINISTRATIVE COMMITTEE HAS PROVIDED PARTICIPANTS WITH THE ABILITY TO DECIDE WHETHER OR NOT TO DIRECT US TO TENDER SHARES IN THE OFFER WHICH ARE CREDITED TO YOUR INDIVIDUAL ACCOUNT IN THE STOCK FUND. A TENDER OF YOUR SHARES CAN BE MADE ONLY BY US AS HOLDER OF RECORD THEREOF AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES CREDITED TO YOUR INDIVIDUAL ACCOUNT IN THE STOCK FUND. ONLY OLD KENT, AS TRUSTEE FOR THE STOCK FUND, CAN ACTUALLY TENDER THE SHARES ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT.

  If you decide to direct us to tender any or all of the Shares attributable to your individual account in the Stock Fund, you will be entitled:

    (a) to specify the price or prices (within the limits of the Offer) at which they should be tendered; or

    (b) to accept the Purchase Price to be paid to all shareholders whose Shares will be purchased.

  If you do not direct us whether to tender the Shares credited to your individual account in the Stock Fund, we will not tender any Shares on your behalf. Refer to the instructions in the enclosed "Direction Form," which you should fill out and return. BE SURE TO COMPLETE AND RETURN THE DIRECTION FORM TO

HARRIS TRUST AND SAVINGS BANK, WHICH IS ACTING AS OUR AGENT IN TABULATING THE DIRECTION FORMS, EVEN IF YOU DECIDE NOT TO INSTRUCT US TO TENDER ANY SHARES. YOU SHOULD MAIL YOUR COMPLETED, DATED, AND SIGNED ORIGINAL DIRECTION FORM TO HARRIS TRUST AND SAVINGS BANK, WALL STREET STATION, P.O. BOX 1010, NEW YORK, NEW YORK 10268-0523, IN THE ENCLOSED RETURN ENVELOPE.

  ALTHOUGH THE TENDER OFFER IS NOT SCHEDULED TO EXPIRE UNTIL 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 30, 1998, UNLESS EXTENDED, HARRIS TRUST AND SAVINGS BANK MUST RECEIVE THE DIRECTION FORM BY 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 25, 1998, UNLESS THIS DEADLINE IS EXTENDED.

  IF HARRIS TRUST AND SAVINGS BANK DOES NOT RECEIVE A COMPLETED, DATED, AND SIGNED ORIGINAL DIRECTION FORM BY 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 25, 1998, UNLESS EXTENDED, THEN, IN ACCORDANCE WITH THE TERMS OF THE PLAN AND TRUST AGREEMENT RELATED THERETO, WE WILL NOT TENDER ANY SHARES ON YOUR BEHALF.

  If you submit a Direction Form to Harris Trust and Savings Bank directing us to tender Shares credited to your individual account and later decide to withdraw your tender, you must follow the following procedures for your withdrawal to be effective. Harris Trust and Savings Bank (at its address set forth on the back cover of the Offer to Purchase) must receive a written notice of withdrawal by 5:00 p.m., New York City time, on Friday, September 25, 1998, unless extended. Such notice of withdrawal must specify your name, the number of Shares attributable to your individual account which you directed us to tender, and the number of such Shares withdrawn. Any Shares acquired by the Plan after a Direction Form has been received by Harris Trust and Savings Bank will be tendered in the same proportion as the Shares you tender pursuant to the Direction Form.

  IMPORTANT: IF YOU DIRECT US TO TENDER SHARES ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT AND THEY ARE PURCHASED BY THE COMPANY, ANY PROCEEDS WILL BE INVESTED INITIALLY IN MONEY MARKET FUNDS. SUCH PROCEEDS WILL BE REINVESTED AS SOON AS ADMINISTRATIVELY PRACTICAL, WHICH MAY NOT BE UNTIL JANUARY 1, 1999, IN ACCORDANCE WITH THE TENDERING PARTICIPANT'S INVESTMENT ELECTION IN EFFECT ON THE DATE OF REINVESTMENT, EXCLUDING ANY ALLOCATION TO THE FUND THAT INVESTS IN SHARES.

  While you will not recognize any immediate tax gain or loss as a result of tendering Shares in the Offer, the tax treatment of your future withdrawals or distributions from the Plan may be adversely impacted by a tender and sale of Shares in the Stock Fund. Specifically, under current federal income tax rules, if you receive a distribution from the Plan of Shares that have increased in value while they were held by the Plan, under certain circumstances you may have the option of not paying tax on this increase in value, which is called "net unrealized appreciation," until you sell the Shares. When the Shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is generally taxed as capital gain. If Shares attributable to your individual account are purchased by the Company in the Offer, you will no longer be able to take advantage of this tax benefit.

  Each Direction Form received by our agent, Harris Trust and Savings Bank, will be held in confidence and will not be released or divulged to any directors, officers, employees, or other representatives of the Company.

  Neither the Company, its Board of Directors, Old Kent, Harris Trust and Savings Bank, as our agent in tabulating the Direction Forms, Credit Suisse First Boston Corporation, the Dealer Manager for the Offer, nor any other party makes any recommendations to you as to whether or not to tender Shares or the price or prices at which to tender. You should make your own decision with respect to the Offer but, if Harris Trust and Savings Bank does not receive a completed Direction Form from you by 5:00 p.m., New York City time, on Friday, September 25, 1998, unless extended, we will not tender any Shares on your behalf.

  If you have any questions after reviewing the materials, contact Morrow & Co., Inc., the Information Agent for the tender offer, at (800) 566-9061, or Credit Suisse First Boston Corporation, the Dealer Manager for the tender offer, at (800) 881-8320.

                                 OLD KENT BANK
                                 ("OLD KENT")

                                DIRECTION FORM

                      KNAPE & VOGT MANUFACTURING COMPANY
                      EMPLOYEES' RETIREMENT SAVINGS PLAN

  BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS.

                               ----------------

                                 INSTRUCTIONS

  Carefully complete this Direction Form below. Be sure to sign and date the form. Enclose the Direction Form in the included postage prepaid envelope and mail it promptly. YOUR DIRECTION FORM MUST BE RECEIVED BY HARRIS TRUST AND SAVINGS BANK, AS AGENT FOR OLD KENT, NOT LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 25, 1998, UNLESS EXTENDED. EVEN IF YOU DECIDE NOT TO PARTICIPATE IN THE OFFER, YOU SHOULD COMPLETE AND RETURN THE DIRECTION FORM. If Harris Trust and Savings Bank, as agent for Old Kent, does not receive a completed, dated, and signed original Direction Form from you by such deadline, then, in accordance with the terms of the Plan and trust agreement related thereto, Old Kent will not tender any Shares on your behalf.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, YOU SHOULD MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER OLD KENT, THE COMPANY, NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SEE SECTION 12 OF THE OFFER TO PURCHASE FOR INFORMATION REGARDING THE INTENTIONS OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WITH RESPECT TO TENDERING SHARES PURSUANT TO THE OFFER.

  Please check ONE box and ONLY ONE box below:

[_] 1.Please DO NOT TENDER, but continue to HOLD all Shares credited to my individual account in the Stock Fund.

[_] 2.Please TENDER          Shares, including fractional shares, if any,
      (please write in number) reflecting Shares credited to my individual account in the Stock Fund at the Purchase Price determined by the "Dutch auction" tender process as described in the Offer to Purchase. If this box is checked and no number is entered in the blank, all Shares credited to my individual account in the Stock Fund will be tendered in accordance with the previous sentence.

[_] 3.Please TENDER Shares (including fractional shares, if any) reflecting
      Shares credited to my account in the Stock Fund in the quantities indicated below for each of the prices provided. A blank space before a given price will be taken to mean that no Shares credited to my individual account in the Stock Fund will be tendered at that price. FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 3.

  THE TOTAL NUMBER OF SHARES TO BE TENDERED WHICH YOU INDICATE AFTER BOX 2 AND IN THE TABLE BELOW MAY NOT EXCEED THE NUMBER OF SHARES CREDITED TO YOUR INDIVIDUAL ACCOUNT IN THE STOCK FUND, BUT IT MAY BE LESS THAN OR EQUAL TO SUCH NUMBER.

         FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 3 ABOVE.

   PERCENTAGE                PERCENTAGE               PERCENTAGE
   OF SHARES                 OF SHARES                OF SHARES
    TENDERED      PRICE       TENDERED     PRICE       TENDERED     PRICE
   ----------    --------    ----------   --------    ----------   --------
          %       $19.000            %     $20.000            %     $21.000
          %       $19.125            %     $20.125            %     $21.125
          %       $19.250            %     $20.250            %     $21.250
          %       $19.375            %     $20.375            %     $21.375
          %       $19.500            %     $20.500            %     $21.500
          %       $19.625            %     $20.625            %     $21.625
          %       $19.750            %     $20.750            %     $21.750
          %       $19.875            %     $20.875            %     $21.875
                                                              %     $22.000

  The undersigned hereby directs Old Kent, as trustee of the Knape & Vogt Manufacturing Company Employees' Retirement Savings Plan, to tender to the Company, in accordance with the Offer to Purchase, dated September 2, 1998, including the related Letter of Transmittal, copies of which I have received and read, the indicated number of Shares credited to my individual account in the Stock Fund.

Signature: ____________________________________________________________________

Please print name: ____________________________________________________________

Date: _____________________________________ , 1998

  THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK OF THE PLAN PARTICIPANT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.